                 Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS



                                                                  WEIGHTED
                                                                  AVERAGE
                                                             OUTSTANDING SHARES
                                                              INCLUDING COMMON
                                                             STOCK EQUIVALENTS
                                                             -----------------
         Fiscal year ended February 28, 1997...........          3,238,061
         Fiscal year ended February 29, 1996...........          3,238,061
         Fiscal year ended February 28, 1995...........          3,199,185


                                                                  WEIGHTED
                                                                  AVERAGE
                                                             OUTSTANDING SHARES
                                                              OF COMMON STOCK
                                                             ------------------
         Fiscal year ended February 28, 1997...........          3,238,061
         Fiscal year ended February 29, 1996...........          3,238,061
         Fiscal year ended February 28, 1995...........          3,028,725



                                                              LOSS FROM
                                                        CONTINUING OPERATIONS
                                                       AFTER SERIES A PREFERRED
                                                           STOCK DIVIDENDS
                                                      ---------------------------
                                                      TOTAL (000'S)     PER SHARE
                                                      -------------     ---------
         Fiscal year ended February 28, 1997.........    $(2,269)        $(0.70)
         Fiscal year ended February 29, 1996.........    $(2,586)        $(0.80)
         Fiscal year ended February 28, 1995.........      $(185)        $(0.06)



                                                              NET LOSS
                                                      ATTRIBUTABLE TO COMMON
                                                             STOCKHOLDERS
                                                      ---------------------------
                                                      TOTAL (000'S)     PER SHARE
                                                      -------------     ---------
         Fiscal year ended February 28, 1997.........    $(2,269)        $(0.70)
         Fiscal year ended February 29, 1996.........    $(2,543)        $(0.79)
         Fiscal year ended February 28, 1995.........    $   (95)        $(0.03)





 Note: Income per share amounts attributable to common stockholders are computed on the basis of the weighted average number of outstanding common shares and common stock equivalents determined by applying the treasury stock method to stock options and warrants outstanding. Loss per share amounts do not include common stock equivalents since that would reduce the net loss per share.